Exhibit 10.16.20

Dear Awardholder
NOTICE OF ROLLOVER DBSP AWARD
I am writing further to the letter from Worldpay and Vantiv (with accompanying Appendix) dated 27 November 2017 (the Letter). (Unless otherwise stated, words and expressions defined in the Letter (and accompanying Appendix) apply equally in this Notice).
As you may be aware, the merger of Worldpay with Vantiv completed on [16 January] 2018 (Completion) and in connection with the Merger, Vantiv, Inc. has changed its name to Worldpay, Inc. Accordingly, all references in this Notice to 'Vantiv Shares' means shares in Vantiv, Inc., renamed as Worldpay, Inc. and references to 'Worldpay Shares' means shares in Worldpay Group Plc. Additionally, any references to the Vantiv Compensation Committee shall mean any duly comprised compensation committee of Worldpay, Inc.
I am pleased to confirm that your award (the DBSP Award) under the Worldpay Group plc Deferred Bonus Share Plan (the DBSP) has been exchanged for an award in respect of Vantiv Shares with effect from Completion (the Rollover DBSP Award).
1.    How was your Rollover DBSP Award determined?
On Completion your DBSP Award over Worldpay Shares (including shares representing dividends between the date of grant and Completion) was exchanged for a Rollover DBSP Award over Vantiv Shares, by reference to the following values:

The USD closing price of a Vantiv Share on Completion	USD:GBP exchange rate on Bloomberg at 6.00pm (GMT) on Completion	The GBP closing price of a Vantiv Share on Completion	0.0672 of the GBP closing price of a Vantiv Share on Completion
USD [•]	$[•] : £1	GBP [•]*	GBP [•]*
*Rounded to the nearest whole pence

The exchange was calculated using the following formula: (B x £C) / D = E where:

–     B is the number of Worldpay Shares subject to your DBSP Award immediately prior to Completion (including those representing dividends);

–     £C is £[●] (i.e. the value of the Merger Consideration, being £0.55 cash + 0.0672 of the GBP closing price of a Vantiv Share on Completion);

–     D is £[●] (i.e. the GBP closing price of a whole Vantiv Share on Completion); and

–     E is the number of Vantiv Shares subject to your Rollover DBSP Award (rounded down to the nearest Vantiv Share).

So:    (B x [●]) / [●] = E.
2.    When will your Rollover DBSP Award vest?
Your Rollover DBSP Award will vest on 20 March 20201 (the Vesting Date), subject to the leaver provisions set out at Q3 and the rules of the DBSP. Your vested Rollover DBSP Award will then be subject to taxation and usual withholdings, such as for income tax and social security as applicable (see tax note appendix accompanying the Letter for further details).

3.	What happens to your Rollover DBSP Award if you leave Worldpay?
If you leave Worldpay before your Rollover DBSP Award vests, depending on your reason for leaving, your Rollover DBSP Award may lapse or you may be allowed to keep it.
If you leave in circumstances justifying dismissal without notice or dismissal without payment in lieu of notice (as more particularly specified in Rule 4.3 of the DBSP), your Rollover DBSP Award will lapse in full.
If you leave for any other reason, you will be allowed to keep your Rollover DBSP Award and it will continue to vest in accordance with the rules of the DBSP on the Vesting Date.

4.	Are there any other conditions that apply in relation to your Rollover DBSP Award?
All other material terms and conditions of your original DBSP Award will continue to apply to your Rollover DBSP Award including (but not limited to):

1. For US tax payers, Vantiv reserves the right to permit earlier vesting in order to comply with 409A of the Internal Revenue Code.

(i)	the original vesting period; and

(ii)	the right to receive a payment (in cash or shares) in lieu of any dividends paid or payable on Vantiv Shares between Completion and the Vesting Date[2]
Except as set out in Q3 above and below, the rules of the DBSP will continue to apply to your Rollover DBSP Award, which will be administered by the Vantiv Compensation Committee in accordance with the terms set out in this Notice and the rules of the DBSP (as applicable).
In addition, in order to take account of the Merger, any references in the DBSP rules to the "Company" will be read as references to Worldpay, Inc.; any references in the DBSP rules to "Share" will be read as references to Class A common stock in the share capital of Worldpay, Inc.; and any references in the DBSP rules to the "Remuneration Committee" will be read as references to the duly comprised compensation committee of Worldpay, Inc.

2. Note: Vantiv does not currently pay dividends on the Vantiv Shares..

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